Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Decarbonization Plus Acquisition Corporation III of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of New Solid Power (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 10, 2021

By:	/s/ Steven Goldberg
Name:	Steven Goldberg